Exhibit (a)(1)(I)
This announcement is not an offer to purchase or a solicitation of an offer to sell Shares or ADSs (each as defined below). The U.S. Offer (as defined below) is made solely pursuant to the Offer to Purchase (as defined below), dated as of March 15, 2021, any amendments or supplements thereto, the Form of Acceptance and the ADS Letter of Transmittal, and is being made to all U.S. holders of Shares and all holders of ADSs, wherever located. The making of the U.S. Offer in jurisdictions other than the United States may be restricted or prohibited by law. Purchaser (as defined below) is currently not aware of any jurisdiction where the making of the U.S. Offer is restricted or prohibited by law. If Purchaser becomes aware of any such restriction or prohibition on the making of the U.S. Offer or the acceptance of the Shares or ADSs, Purchaser will make a good faith effort to comply or seek to have such prohibition or restriction declared inapplicable to the U.S. Offer. If, after a good faith effort, Purchaser cannot comply, Purchaser will not make the U.S. Offer to holders of Shares and ADSs in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.
NOTICE OF U.S. OFFER TO PURCHASE FOR CASH
Up to 7,608,631,104 of the Outstanding Shares of Common Stock (including Common Stock represented by American Depositary Shares, each representing 50 shares of Common Stock)
of
ENEL AMÉRICAS S.A.
at a Purchase Price of
CH$140 PER SHARE OF COMMON STOCK (PAYABLE IN U.S. DOLLARS)
and
CH$7,000 PER AMERICAN DEPOSITARY SHARE (PAYABLE IN U.S. DOLLARS)
by
ENEL S.p.A.

THIS U.S. OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 13, 2021 OR SUCH LATER TIME AND DATE TO WHICH THE U.S. OFFER IS EXTENDED AND IS INTENDED TO COINCIDE WITH THE EXPIRATION DATE OF THE CONCURRENT CHILEAN OFFER (AS DEFINED BELOW).

Enel S.p.A. (“Purchaser”) hereby offers to purchase up to a total of 7,608,631,104 of the outstanding shares of common stock (the “Shares”) of Enel Américas S.A. (“Enel Américas”), including Shares represented by American Depositary Shares of Enel Américas (the “ADSs” and, together with the Shares, the “Securities”), which represents approximately 10% of the outstanding capital stock of Enel Américas as of the date hereof, from all holders of Shares resident in the United States and all holders of ADSs wherever located for cash at a purchase price of Ch$140 per Share and Ch$7,000 per ADS, in each case payable in U.S. dollars, without interest, and less applicable withholding taxes and distribution fees, upon the terms and subject to certain conditions described in the Offer to Purchase and in the related Form of Acceptance and ADS Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “U.S. Offer”). The U.S. dollar amounts payable will be based upon the U.S. dollar observed rate (dólar observado) published by the Chilean Central Bank for the business day prior to the date of settlement of the Offers. Through a concurrent offer in Chile, Purchaser is offering to purchase up to 7,608,631,104 of the outstanding Shares wherever located, including shares held by holders resident in the United States, at the same purchase price of Ch$140 per Share (the “Chilean Offer” and, together with the U.S. Offer, the “Offers”). The Offers exclude any Shares or ADSs held by Purchaser (including Shares received in the Merger (described below)). In no event will Purchaser purchase more than 7,608,631,104 Shares (including Shares represented by ADSs) in total in the Offers. If more than 7,608,631,104 Shares (including Shares represented by ADSs) are tendered in the Offers, Shares and ADSs properly and timely tendered in the Offers and not properly withdrawn will be subject to proration as described in “The U.S. Offer — Section 1. Terms of the U.S. Offer.” Non-U.S. holders (as defined below) of Shares will not be permitted to tender their Shares (including Shares withdrawn from ADSs) in the U.S. Offer and instead must tender into the Chilean Offer. ADSs (regardless of the location of the holders) may only be tendered into the U.S. Offer.
The U.S. Offer will expire at 5:00 p.m., New York City time, on April 13, 2021 (the “Expiration Date”), unless extended. No extension is currently contemplated. However, Purchaser may extend the U.S. Offer in certain circumstances. Any extension would be made in accordance with the section entitled “The U.S. Offer — Section 14. Extension of the U.S. Offer; Termination; Amendment” in the Offer to Purchase. No subsequent offering period is currently contemplated following the expiration of the initial offering period of the U.S. Offer.
The Offers are not conditioned on any minimum number of Securities being tendered. However, the Offers are conditioned on (i) the effectiveness of the merger of EGP Américas SpA (“EGP Américas”) with and into Enel Américas (the “Merger”) and the amendment of the Enel Américas’ bylaws (the “Bylaw Amendment”) to remove the share ownership limitation of 65% by any single shareholder set forth under Title XII of Decree Law No. 3,500 of 1980 (which, among other conditions, are dependent upon the receipt of all required approvals and certifications from the National Superintendency of Customs and Tax Administration (Superintendencia Nacional de Aduanas y de Administración Tributaria) in Peru (“SUNAT”), which was received from SUNAT on March 4, 2021, resulting in all conditions to the Merger and the Bylaw Amendment being satisfied and the Merger and Bylaw Amendment becoming effective on April 1, 2021) and (ii) the absence of any pending judgment, resolution, demand, action or process, whether judicial or administrative, which could reasonably be expected to: (1) prohibit or materially impede the implementation of the Offers; (2) impose material limitations on Purchaser to acquire shares of Enel Américas, including any material restriction with respect to the Merger and/or the amendment of Enel Américas’ bylaws or (3) impose material limitations on Purchaser’s effective exercise of all property rights over the Enel Américas shares, including the right to vote such shares, and in general any other action by a court, department or other competent authority resulting in any of the effects listed in clauses (1)-(3) above. The Offers must also be conducted in compliance with all U.S., Chilean and other applicable regulations.
Under Chilean law, the initial offering period of the Chilean Offer must be 30 calendar days and may be extended one time for a period of between five to 15 calendar days. The initial 30-day offering period of the Chilean Offer is scheduled to expire on April 13, 2021. The U.S. Offer and the Chilean Offer are expected to be settled on the same day. In the event that the Chilean Offer is extended beyond April 13, 2021 for any reason, Purchaser intends to also extend the U.S. Offer so that the U.S. Offer offering period coincides with the offering period set forth for the Chilean Offer.
On December 17, 2020, in connection with the Merger, Purchaser committed to conduct Chilean and U.S. tender offers directed at the holders of Shares and ADSs for up to 10% of the then issued capital stock of Enel Américas, at a proposed price of Ch$140 per Share (or the equivalent in U.S. dollars of Ch$7,000 per ADS at the time of payment in the case of ADSs). Pursuant to Chilean law, each individual member of the Board of Directors of Enel Américas must express in writing his or her statement as to whether the Offers would be beneficial to the company’s shareholders. Although under Chilean law the Board of Directors of Enel Américas, as a body, is not required to make a recommendation to its shareholders whether to accept or reject the tender offers, the Board of Directors of Enel Américas intends to take action immediately following the formal commencement of the Offers to determine the recommendation of the Board with respect to the Offers as required to be disclosed by Rule 14e-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). At such time, Enel Américas will file and distribute a Solicitation/ Recommendation Statement on Schedule 14D-9 which will include the recommendation of the Enel Américas Board of Directors with respect to the Offers.
To tender your Shares in the U.S. Offer, prior to the Expiration Date of the U.S. Offer, you must (1) complete and sign the Form of Acceptance in accordance with the instructions in the Form of Acceptance and mail or deliver it to Computershare Trust Company, N.A. (the “U.S. Share Tender Agent”), (2) deliver a certificate from the share department of Enel Américas administered by DCV Registros S.A. (“DCV Registros”) to the U.S. Share Tender Agent for receipt by the expiration of the U.S. Offer and (3) either (i) deliver the título(s) de acciones (certificate(s) of title) representing your Shares to the U.S. Share Tender Agent at the address set forth in the Form of Acceptance or (ii) arrange for book- entry delivery of your Shares through the system of the Depósito Central de Valores S.A. to account number 12026005 (the “DCV Custodial Account”) that has been established on behalf of the U.S. Share Tender Agent. See “The U.S. Offer — Section 3. Procedures for Accepting the U.S. Offer — Holders of Shares” in the Offer to Purchase. All of the above steps must be completed prior to 5:00 p.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended. Any holders of Shares whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such holder desires to tender such Shares.
To tender your ADSs in the U.S. Offer, prior to the Expiration Date of the U.S. Offer, the ADS Tender Agent must receive the American Depositary Receipts (“ADRs”) representing the ADSs or book-entry transfer of such ADSs, together with a properly completed and duly executed ADS Letter of Transmittal or a message transmitted by The Depository Trust Company (“DTC”) to Citibank, N.A. (the “ADS Tender Agent”) stating that you have expressly agreed to be bound by the terms of the ADS Letter of Transmittal, and all other required documents. See “The U.S. Offer — Section 4. Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer to Purchase. Each such procedure must be completed before 5:00 p.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended. In connection with book-entry transfers, the ADS Tender Agent must receive before 5:00 p.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended, (i) a confirmation of such transfer into the ADS Tender Agent’s account at DTC and (ii) a properly completed and duly executed ADS Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase). Securities intermediaries may establish cutoff times and dates earlier than 5:00 p.m., New York City time, on the Expiration Date to receive instructions to tender ADSs.
If not more than 7,608,631,104 Shares (including Shares represented by ADSs) are properly and timely tendered in the Offers and not properly withdrawn before the Expiration Date and the expiration date for the Chilean Offer, as applicable, Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase all the Securities tendered and not withdrawn in the U.S. Offer and the Chilean Offer. In no event will Purchaser purchase more than 7,608,631,104 Shares (including Shares represented by ADSs) in total in the Offers. If more than 7,608,631,104 Shares (including Shares represented by ADSs) are properly and timely tendered in the Offers and not properly withdrawn before the Expiration Date and the expiration date for the Chilean Offer, as applicable, Purchaser will, upon the terms and subject to the conditions of the U.S. Offer, purchase 7,608,631,104 Shares (including Shares represented by ADSs) on a pro rata basis (with adjustments to avoid purchases of fractional shares or ADSs) according to the number of Shares (including Shares represented by ADSs) properly and timely tendered in the Offers and not properly withdrawn before the Expiration Date.
Subject to the terms and conditions of the U.S. Offer, Purchaser will pay for all Shares and ADSs validly tendered and not properly withdrawn and accepted by Purchaser after giving effect to proration, if applicable, promptly after the later of the Expiration Date and upon the satisfaction or waiver by Purchaser of all Conditions to the U.S. Offer set forth in “The U.S. Offer — Section 12. Conditions of the U.S. Offer” in the Offer to Purchase, and in any case pursuant to applicable Chilean law or practice.
In all cases, payment for Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made only after timely receipt of the required documents by the U.S. Share Tender Agent or the ADS Tender Agent, as applicable, in accordance with the procedures for tendering into the U.S. Offer. Payment for Shares or ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Share Tender Agent, which will act as agent for the tendering holders of Shares, or the ADS Tender Agent, which will act as agent for the tendering holders of ADSs, respectively, for the purpose of receiving payments from Purchaser and transmitting such payments to tendering holders of Shares and holders of ADSs, as the case may be. All payments will be less the amount of any withholding taxes and distribution fees that may be applicable. Under no circumstances will Purchaser pay interest on the consideration paid for Shares or ADSs pursuant to the U.S. Offer.

You can withdraw some or all of the Shares or ADSs that you previously tendered into the U.S. Offer at any time before 5:00 p.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended. If you have tendered Shares or ADSs, you must properly complete and duly execute a notice of withdrawal for such Shares or ADSs, and such notice must be received by the U.S. Share Tender Agent or ADS Tender Agent, as applicable, before 5:00 p.m., New York City time, on the Expiration Date, unless the U.S. Offer is extended. After such time, your withdrawal rights will be suspended. Your withdrawal rights will subsequently terminate upon our acceptance for payment of your validly tendered Shares or ADSs.
For an explanation of certain effects of the Offers on the Shares and ADSs and the rights of holders thereof as a result of the transaction, see the section entitled “Special Factors — Section 3. Certain Effects of the Offers” in the Offer to Purchase.
For a U.S. Holder (as defined for U.S. federal income tax purposes) of Shares (or ADSs) that does not tender its Shares (or ADSs), the U.S. Offer will not constitute a taxable event for U.S. federal income tax purposes. For a U.S. Holder of Shares (or ADSs) of Enel Américas that tenders some or all of such Shares (or ADSs) in the U.S. Offer, such U.S. Holder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis for the Shares (or ADSs) tendered. That gain or loss generally will constitute capital gain or loss. The deductibility of capital losses is subject to limitations. If a Chilean withholding tax is withheld on such disposition of all or some such Shares, a U.S. Holder’s amount realized will include the gross proceeds of the disposition before deduction of the Chilean tax (see “The U.S. Offer — Section 6. Tax Consequences — Chilean Tax Consequences for U.S. Holders” in the Offer to Purchase for more information on Chilean withholding taxes). See “The U.S. Offer — Section 6. Tax Consequences — Certain Material U.S. Federal Income Tax Consequences” in the Offer to Purchase for a more complete discussion of certain material U.S. federal income tax consequences of the U.S. Offer.
Each holder of Shares or ADSs is urged to consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of the tender of Shares or ADSs pursuant to the U.S. Offer.
The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the Exchange Act is contained in the Offer to Purchase, the Form of Acceptance and the ADS Letter of Transmittal and is incorporated herein by reference. Enel Américas has provided Purchaser with Enel Américas’ stockholder list and securities position listings in respect of the Shares and ADSs for the purpose of disseminating the Offer to Purchase, the Form of Acceptance, the ADS Letter of Transmittal and other relevant materials to the holders of such Shares and ADSs. To the extent required by law, the Offer to Purchase, the Form of Acceptance and the ADS Letter of Transmittal will be mailed to record holders of Shares and ADSs and will be furnished to brokers and other securities intermediaries whose names, or the names of whose securities intermediaries, are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of securities.
The Offer to Purchase, the Form of Acceptance and the ADS Letter of Transmittal contain important information. Share and ADS holders should carefully read them in their entirety before any decision is made with respect to the U.S. Offer.
Any questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Additional copies of the Offer to Purchase, the Form of Acceptance, the ADS Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at Purchaser’s expense. Holders of Shares and ADSs may also contact their broker, bank or other securities intermediary for assistance concerning the U.S. Offer.
The Information Agent for the U.S. Offer is:
Georgeson LLC
1290 Avenue of the Americas, 9th Floor
New York, NY 10104
U.S. Toll Free Number: (866) 431-2096
Outside the U.S. Call: +1 781-575-2137
Email: enelamericas@georgeson.com.
March 15, 2021